EXHIBIT 99.10

InterAmerican Gaming Inc.

PINKSHEETS : IAGM

April 10, 2012 09:00 ET
IAG Retains Circadian Group for Investor Relations Services

TORONTO, ONTARIO--(Marketwire - April 10, 2012) - InterAmerican Gaming Inc. (PINKSHEETS:IAGM) (or "IAG" or "the Company") is pleased to announce it has retained Circadian Group (or "Circadian") of Windsor, Ontario, Canada for an investor relations and marketing agreement for a duration of 12 months.

Circadian Group will be responsible for handling all incoming investor inquiries, as well as press release, presentation, website, and all other media creation and consultation. Additionally, Circadian will handle IAG's social media stock marketing and email newsletter distribution to Circadian's investor lists. Circadian will also be conducting a public market awareness program designed to draw retail and institutional interest towards InterAmerican Gaming's stock.

Circadian Group has also constructed the IAGM client due diligence portal on its corporate website, which will be marketed to investors worldwide. View the IAGM client portal here: http://www.circadian-group.com/iagm.html.

Marc Askenasi, CEO of IAG, stated: "We are excited to be partnered with such a talented group of IR professionals and look forward to working with Ryan and his team. We will be releasing more corporate information over the coming months and are fast approaching the public release of the SoFit social gaming platform."

Ryan Troup, President of Circadian Group, commented: "Circadian Group is extremely excited to begin working with InterAmerican Gaming/SoFit Mobile. As IR professionals, as well as fitness enthusiasts, we feel this company is on track to build something very unique and lucrative. With an experienced management team in place and a one of a kind product, we feel SoFit has an opportunity to revolutionize the social fitness gaming industry. We are looking forward to working closely with the SoFit team while assisting the company in achieving their public market objectives."

About Circadian Group:

Circadian Group is an ultra-full-service boutique investor relations, public relations, and capital formation firm, specifically focused on two industries: natural resources and tech.

Having developed expertise in their respective fields of mining and tech, Circadian's managing partners provide client companies with unmatchable solutions by way of the many relationships developed over the years with money managers, money influencers, and high profile media outlets - effectively blurring the lines between the IR and PR functions.

With a combined 20+ years of diverse capital markets experience, Circadian's management provides crucial and intangible insight into the ever-changing and challenging world of investor relations.

About IAG and SoFit Mobile:

IAG is a digital technology company focused on mobile health and fitness. IAG's mission is to build industry defining businesses through a combination of organic growth and acquisitions.

SoFit Mobile is in the process of developing SoFit - a new social gaming platform that empowers individuals to improve their health and fitness. SoFit products include integrated mobile applications and complementary wireless devices that fuse the on and offline worlds. Products are currently in development and are expected to launch in 2012.

Contact Information
Investor Inquiries: Circadian Group
Tyler M. Troup
Toll Free: 1-866-865-2780
Tyler@Circadian-Group.com
Circadian Group
Ryan Troup
Toll Free: 1-866-865-2780
Ryan@Circadian-Group.com
www.Circadian-Group.com
Due Diligence Portal:
www.circadian-group.com/iagm.html